DELAWARE POOLED TRUST

Registration No. 811-06322
FORM N-SAR
Semi-Annual Period Ended April 30, 2013

SUB-ITEM 77D: Policies with respect to security investments

On November 14-15, 2012, the Board of Trustees of Delaware Pooled Trust (the "Registrant") voted to approve certain changes related to The Core Plus Fixed Income Portfolio's (the "Portfolio") investment strategies. These changes include: (i) removing the U.S. component from the high yield securities limitation of 30% of net assets; (ii) increasing the limitation on investments in international securities from 20% to 30% of net assets; (iii) removing the 5% limitation on investments in foreign high yield securities (effectively permitting the Portfolio to invest up to 30% of its assets in such securities); and (iv) limiting its total non-U.S. dollar currency exposure to 10% of its net assets. The changes to the Portfolio's investment strategies are incorporated herein by reference to the supplement dated November 30, 2012 to the Registrant's prospectus for the Portfolio dated February 28, 2012, as filed with the Securities and Exchange Commission on December 3, 2012 (SEC Accession No. 0001206774-12-004734).
WS: MFG_Philadelphia: 867283: v1

WS: MFG_Philadelphia: 867283: v1